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Exhibit 10.23

AGREEMENT OF PURCHASE AND SALE OF PARTNERSHIP INTEREST

        This AGREEMENT OF PURCHASE AND SALE OF PARTNERSHIP INTEREST (this "Agreement") is made and entered into as of this 5th day of December, 2002 by and between USAA REAL ESTATE COMPANY, a Texas corporation having an office at 9830 Colonnade Boulevard, Suite 600, San Antonio, Texas 78230 (hereinafter referred to as the "Seller") and GRIFFIN LAND & NURSERIES, INC., a Delaware corporation having an office at 204 West Newberry Road, Bloomfield, Connecticut 06002 (hereinafter referred to as the "Purchaser").

R E C I T A L S:

        WHEREAS, the Seller and Purchaser are the sole Partners in USGC Joint Venture (the "Joint Venture"), a Connecticut general partnership, pursuant to the terms of that certain USGC Joint Venture Agreement (the "Joint Venture Agreement") dated as of June 13, 1984 by and between Seller and Purchaser; and

        WHEREAS, Seller owns and holds an undivided 70% interest in the Joint Venture ("Seller's Partnership Interest"), and Purchaser owns and holds an undivided 30% interest in the Joint Venture ("Purchaser's Partnership Interest"); and

        WHEREAS, the Joint Venture owns certain improved real property commonly known as 5 & 7 Waterside Crossing, located in Windsor, Connecticut, along with certain related personal and intangible property (collectively, the "Property"); and

        WHEREAS, the Seller has agreed to sell and assign, and Purchaser has agreed to purchase and take an assignment of, Seller's Partnership Interest; and

        WHEREAS, Seller and Purchaser have agreed to such sale and assignment on the terms and conditions contained herein.

        NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

        Section 1.    Sale and Assignment of Seller's Percentage.    For the consideration specified in Section 2, the Seller hereby agrees to sell, transfer, convey, and assign to the Purchaser all of Seller's Partnership Interest and all of Seller's rights under the Joint Venture Agreement, including, without limitation, (i) all rights of the Seller to receive Profits, Losses and other property or assets due and to become due to the Seller under or pursuant to the Joint Venture Agreement, and (ii) all rights of the Seller to receive proceeds or benefit of any indemnity, warranty, or other payments with respect to the Joint Venture (and all of the foregoing, together with Seller's Partnership Interest, are hereinafter collectively referred to as "Seller's Percentage"). The Purchaser hereby agrees to purchase and take an assignment of Seller's Percentage.

        Section 2.    Purchase Price.    The purchase price for Seller's Percentage (the "Purchase Price") is EIGHT MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($8,650,000.00).

        Section 3.    Payment.    Payment of the Purchase Price is to be made in cash as follows:

  (a)
  Prior to the date hereof Purchaser has made an earnest money deposit of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) (the "Deposit"). The Deposit has been placed with and is being held in escrow by Commonwealth Land Title Insurance Company (the "Title Company"), located at 111 Founders Plaza, Suite 1702, East Hartford, Connecticut 06108, Attention: George Browne, Esq., in an interest bearing account at Fleet National Bank. Any interest earned by the Deposit shall be considered as part of the Deposit. Except as otherwise expressly provided in this Agreement, the Deposit shall be applied to the Purchase Price at Closing.

  (c)
  At Closing, Purchaser shall pay to (or cause to be paid to) Seller EIGHT MILLION SIX HUNDRED FIFTY THOUSAND AND NO/DOLLARS ($8,650,000.00), inclusive of the Deposit and subject to adjustment for the prorations as provided herein.

        Section 4.    Closing.    Payment of the Purchase Price and the closing hereunder (the "Closing") will take place at the offices of the Title Company or at such other place as may be agreed upon in writing by Seller and Purchaser. Both parties hereby agree that the Closing shall take place no later than December 6, 2002. Purchaser may, at its option and upon at least five (5) business days prior written notice to Seller, elect to accelerate the Closing date (and the actual Closing date hereunder is hereinafter referred to as the "Closing Date"). Although specifically not a condition to Purchaser's obligations hereunder, Seller acknowledges that Purchaser may wish to finance its acquisition of Seller's Percentage by mortgaging the Property. Seller agrees, without additional cost to Seller and without deferring the Closing Date, to cooperate with Purchaser in all reasonable ways in order to effectuate such financing, including, without limitation, closing in escrow with the Title Company in order to permit the simultaneous conveyance and mortgaging of the Property.

        Section 5.    Seller's Continuing Rights and Obligations.    From and after the Closing Date, Seller shall cease to be a partner in the Joint Venture, and shall cease to be entitled to or liable for any rights, proceeds, interests, powers, warranties, obligations and/or liabilities in the Joint Venture, under the Joint Venture Agreement and/or relating to the Property with respect to any period from and after the Closing Date. With respect to all entitlements and liabilities of the Joint Venture arising prior to the Closing Date, except as set forth in Section 11 hereof Seller shall remain entitled to (and liable for) 70% of all such rights and obligations, and Purchaser shall be entitled to (and liable for) 30% of all such rights and obligations. Consistent with the foregoing, Purchaser hereby agrees to indemnify Seller against and hold Seller harmless from any and all cost, liability, loss, damage or expense, including, without limitation, reasonable attorneys' fees, arising out of the Joint Venture Agreement and/or the Property and attributable to any event or circumstance first occurring or arising from and after the Closing Date. Further consistent with the foregoing, Purchaser (with respect to 30%) and Seller (with respect to 70%) hereby each agree to indemnify the other against and hold the other harmless from any and all cost, liability, loss, damage or expense, including, without limitation, reasonable attorneys' fees, arising out of the Joint Venture Agreement and/or the Property and attributable to any event or circumstance occurring or arising prior to the Closing Date.

        Section 6.    Dissolution or Continuation of Joint Venture.    After the Closing Date, Purchaser shall hold Seller's Percentage plus Purchaser's Partnership Interest in the Joint Venture, for a combined 100% of the ownership interests in the Joint Venture, resulting in dissolution of the Joint Venture pursuant to Section 8.1 of the Joint Venture Agreement. Notwithstanding said Section 8.1, as an alternative to dissolution it is agreed that Purchaser may at its option assign this Agreement to a subsidiary entity in accordance with Section 17(d) hereof, in which event Purchaser may elect to continue the Joint Venture after the Closing Date.

        Section 7.    Inspections and Approvals.    The parties acknowledge that this Agreement contains no provision for an inspection or a due diligence period. Seller and Purchaser agree that Purchaser, in acquiring Seller's Percentage hereunder, is accepting the Property in an "as-is" condition.

        Section 8.    Prior to Closing.    Until Closing, the Joint Venture shall:

          (a)    Insurance.    Maintain all existing insurance on the Property, including, without limitation, insurance against fire and other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.

          (b)    Operation.    Operate and maintain the Property in a businesslike manner and in accordance with the Joint Venture's past practices with respect to the Property, and make any and all repairs and replacements reasonably required to deliver the Property to Purchaser at Closing in its present condition, normal wear and tear excepted, provided that in the event of any loss or damage to the Property as described in Section 11, Section 11 shall be controlling.

          (c)    Compliance with Agreements.    Comply with the terms, covenants, conditions and obligations contained in all the leases, contracts and any other material document or agreement affecting the Property and to monitor compliance thereunder, consistent with past practices.

          (d)    New Contracts.    Not enter any new third-party contracts or leases unless Purchaser consents thereto in writing.

          (e)    Other Agreements.    Not enter into, modify, amend or terminate any existing lease, contract or other agreement with respect to the Property which would encumber or be binding upon the Property or the Joint Venture from and after the Closing Date, without in each instance obtaining the prior written consent of Purchaser.

          (f)    Take no action to change the status of title to the Property.

        Section 9.    Representations and Warranties.

        (a)    By Seller.    To induce Purchaser to enter in this Agreement, Seller represents and warrants to Purchaser as follows:

  (i)
  The Seller has (and will, through the Closing Date) duly, truly and fully performed and observed the material undertakings, agreements, warranties, obligations and conditions on the part of the Seller that are contained in the Joint Venture Agreement, and the Seller is not in any respect in material default under or as to any of such undertakings, agreements, warranties, obligations and conditions. The Seller's execution, delivery and performance of this Agreement has been authorized by all necessary action on the Seller's part and does not require any consent, authorization or approval of any governmental entity or other third party.

  (ii)
  This Agreement is the valid and binding obligation of the Seller, enforceable in accordance with its terms;

  (iii)
  The Seller is the sole owner of Seller's Percentage, and the Seller has good title to the Seller's Percentage, free and clear of any liens, claims, encumbrances, security interests, options or other claims of any nature;

  (iv)
  The Seller will cause the Joint Venture to comply with the provisions of Section 8 hereof; and

  (v)
  To Seller's knowledge, no investigation, action or proceeding is pending and, to Seller's knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun which (A) questions the validity of this Agreement or any action to be taken pursuant hereto, (B) will result in any material adverse change in the business operation, affairs or condition of the Joint Venture, or (C) results in or subjects the Joint Venture to a material liability. As used in this Section 9 and elsewhere in this Agreement, the phrase "to Seller's knowledge" or phrases of similar import mean and are limited to the actual current knowledge of Seller, without any independent investigation or inquiry having been made, and not to any constructive knowledge of Seller.

        (b)    By Purchaser.    To induce Seller to enter in this Agreement, Purchaser represents and warrants to Seller as follows:

  (i)
  The Purchaser has (and will, through the Closing Date) duly, truly and fully performed and observed the material undertakings, agreements, warranties, obligations and conditions on the part of the Purchaser that are contained in the Joint Venture Agreement, and the Purchaser is not in any respect in material default under or as to any of such undertakings, agreements, warranties, obligations and conditions. The Purchaser's execution, delivery and performance of this Agreement has been authorized by all necessary action on the Purchaser's part and does not require any consent, authorization or approval of any governmental entity or other third party.

  (ii)
  This Agreement is the valid and binding obligation of the Purchaser, enforceable in accordance with its terms;

  (iii)
  The Purchaser will cause the Joint Venture to comply with the provisions of Section 8 hereof; and

  (iv)
  To Purchaser's knowledge, no investigation, action or proceeding is pending and, to Purchaser's knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun which (A) questions the validity of this Agreement or any action to be taken pursuant hereto, (B) will result in any material adverse change in the business operation, affairs or condition of the Joint Venture, or (C) results in or subjects the Joint Venture to a material liability. As used in this Section 9 and elsewhere in this Agreement, the phrase "to Purchaser's knowledge" or phrases of similar import mean and are limited to the actual current knowledge of Purchaser, without any independent investigation or inquiry having been made, and not to any constructive knowledge of Purchaser.

        (c)    By Both Parties.    Both parties acknowledge that there are no brokerage firms involved in this transaction other than CB Richard Ellis (CBRE). Seller alone, and not the Joint Venture, shall be responsible for the payment of the commission to CBRE in accordance with separate agreement between CBRE and Seller, and Seller shall indemnify Purchaser against any claim for a commission by CBRE arising as a result of this Agreement. Each party (the "indemnifying party") shall indemnify the other for the claim of any other broker or other party claiming a fee or commission arising out of this Agreement as a result of the acts of the indemnifying party.

        (d)    Survival of Representations and Warranties.    Reference is made to Seller's representations and warranties as set forth in Subsections 9(a)(ii) and (iii), and to Purchaser's representation and warranty as set forth in Subsection 9(b)(ii) (collectively, the "Continuing Reps"). Other than the Continuing Reps, which shall not be limited in duration, each of the other representations and warranties of Seller and Purchaser contained in this Agreement will survive for a period of eighteen (18) months after the Closing. Other than the Continuing Reps, any claim that Seller or Purchaser may have at any time against the other for a breach of any other representation or warranty contained in this Agreement, whether known or unknown, which is not specifically asserted by written notice from Seller or Purchaser to the other before the expiration of such eighteen (18) month period will not be valid or effective, and the offending party will have no liability with respect thereto.

        Section 10.    Costs and Prorations.

        A.    Real Estate.    At Closing, all real estate taxes, rents, utilities, and all other items of income and expense normally adjusted in real estate transactions and applicable to the Property shall be adjusted between Purchaser and the Joint Venture as of the Closing Date, with the intent that Purchaser shall bear all expenses and receive all income with respect to the Property accruing from and after the Closing Date, and the Joint Venture shall bear all expenses and receive all income with respect to the Property accruing through midnight at the end of the day preceding the Closing Date. However, delinquent rents will not be prorated at Closing. Rents are delinquent if they were due prior to the Closing Date but payment thereof has not been made on or before the Closing Date. Purchaser shall use commercially reasonable efforts during the three (3) month period immediately following the Closing Date to collect and promptly remit to Seller rents or other amounts due Seller for the period prior to the Closing Date. All rents collected after the Closing Date shall be applied first to rents due for the month in which the Closing occurs, second to rents for periods after the month in which the Closing Date occurs (provided that rents which are received prior to the due date, unless specified by the tenant as advance payments, shall be applied to unpaid periods prior to the Closing Date), and third to rents for periods prior to the month in which the Closing Date occurs. Purchaser's obligations with respect to the collection and remittance of rents to Seller shall survive Closing.

        B.    Joint Venture.    Upon completing the Property prorations set forth in Section 10(A) above, Seller and Purchaser shall further apportion the income and expenses applicable to the Joint Venture 70% to Seller and 30% to Purchaser. All other items of income and expense applicable to the Joint Venture up to the Closing Date shall likewise be allocated 70% to Seller and 30% to Purchaser. In addition, all costs and expenses incurred by either Seller or Purchaser in negotiating and closing the transaction contemplated by this Agreement (including without limitation attorneys' fees) shall be allocated 70% to Seller and 30% to Purchaser. Notwithstanding the foregoing, controlling interest transfer taxes payable under Connecticut law upon the transfer of Seller's Percentage in excess of $96,015.00 shall be 100% Seller's responsibility. In addition, at Closing, provided that the Joint Venture or Seller is not otherwise charged for the cost of a title insurance policy at Closing, Purchaser shall be entitled to a credit of $7,741.00 (70% of the cost, net of any commission, of an owner's title insurance policy in the amount of $12,360,000.00). Except as otherwise expressly provided herein, the purpose and intent of the prorations and apportionments set forth in this Section 10 and elsewhere in this Agreement are that the Joint Venture shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing Date, with Seller bearing 70% of all of such expenses and receiving 70% of all of such income, and Purchaser bearing 30% of all of such expenses and receiving 30% of all of such income.

        C.    Net Adjustment.    Upon completing the adjustments set forth above, the net credit (or debit) which would otherwise be payable to (or payable from) Purchaser shall be reflected as a credit (or debit) against the Purchaser Price, as the case may be. In this connection, it is understood that, although final adjustment will be made between Purchaser and Seller wherever possible, certain items of income and/or expense may not be available for adjustment and/or may only be estimated at Closing. In all such instances, final adjustment shall be made as soon as possible and in any event within one hundred twenty (120) days following the Closing, and Seller and Purchaser agree to cooperate with each other, reasonably and in good faith, as shall be necessary to finalize any post-closing adjustment.

        Section 11.    Damage, Destruction or Condemnation.    If, prior to Closing, all or any portion of the Property is rendered untenantable or is destroyed or damaged, or is taken under power of eminent domain, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 2 without any diminution whatsoever, and Seller shall assign to Purchaser 100% of the proceeds of any insurance policies payable to Seller on account of, in connection with or as a result of such damage or destruction, and/or 100% of any condemnation award.

        Section 12.    Closing Conditions.

        (a)    Purchaser's Closing Conditions.    The obligation of Purchaser to acquire Seller's Percentage from Seller shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

          (i)    Seller shall have delivered to Purchaser Seller's Closing Documents (as hereinafter defined).

          (ii)  All representations and warranties of Seller herein shall continue to be true, correct and complete in all material respects on and as of the Closing Date, and Seller shall have performed all covenants and obligations required to be performed by Seller hereunder on or before the Closing Date.

        (b)    Seller's Closing Conditions.    The obligation of Seller to convey the Seller's Percentage to Purchaser shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

          (i)    Purchaser shall have delivered to the Title Company the Purchase Price payable hereunder.

          (ii)  Purchaser shall have delivered to Seller Purchaser's Closing Documents (as hereinafter defined).

          (iii)  All representations and warranties of Purchaser herein shall be true, correct and complete in all material respects on and as of the Closing Date and Purchaser shall have performed all covenants and obligations required to be performed by Purchaser on or before the Closing Date.

        Section 13.    Closing and Escrow.

  (a)
  Escrow instructions.    Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company to serve as the instructions to the Title Company as the escrow holder for consummation of the transaction contemplated herein. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of the Agreement shall prevail.

  (b)
  Seller's Deliveries.    Seller shall deliver either at Closing the following original documents (collectively, "Seller's Closing Documents"), each executed and, if required, acknowledged:

  (i)
  An Assignment of Partnership Interest (the "Assignment") in the form attached hereto as Exhibit A;

  (ii)
  Documentation to establish the reasonable satisfaction of Purchaser and the Title Company the due authorization of the sale of Seller's Percentage by Seller and the delivery of the Assignment;

  (iii)
  On behalf of the Joint Venture, a parties in possession affidavit, a mechanic's lien affidavit, and such other documents, certificates, and other instruments as the Title Company may reasonably require and as are customary in like transactions in the State of Connecticut.
  (c)
  Purchaser's Deliveries.    At the Closing, Purchaser shall (i) pay Seller the Purchase Price; (ii) execute any applicable agreements required under this Agreement (collectively, the "Purchaser's Closing Documents"); (iii) provide documentation to establish to the reasonable satisfaction of Seller and the Title Company the due authorization of the purchase of Seller's Percentage by Purchaser and the delivery of the Assignment; and (iv) on behalf of the Joint Venture, execute a parties in possession affidavit, a mechanic's lien affidavit, and such other documents, certificates, and other instruments as the Title Company may reasonably require and as are customary in like transactions in the State of Connecticut.

        Section 14.    Default; (Failure of Condition).

        (a)  Purchaser Default.    IF PURCHASER SHALL BECOME IN BREACH OF OR DEFAULT UNDER THIS AGREEMENT BEYOND THE EXPIRATION OF THE APPLICABLE CURE PERIOD, IF ANY, OR THE CLOSING DATE AND THE CLOSING DOES NOT OCCUR AS A RESULT THEREOF (OTHER THAN BY REASON OF A BREACH OR DEFAULT BY SELLER UNDER THIS AGREEMENT BEYOND THE EXPIRATION OF THE APPLICABLE CURE PERIOD, IF ANY, OR THE CLOSING DATE, THE DEPOSIT SHALL BE RETAINED BY SELLER AS LIQUIDATED

DAMAGES, AND BOTH PARTIES SHALL BE RELIEVED OF AND RELEASED FROM ANY FURTHER LIABILITY HEREUNDER. SELLER AND PURCHASER AGREE THAT THE DEPOSIT IS A FAIR AND REASONABLE AMOUNT TO BE RETAINED BY SELLER AS AGREED AND LIQUIDATED DAMAGES IN LIGHT OF SELLER'S REMOVAL OF THE PROPERTY FROM THE MARKET AND THE COSTS INCURRED BY SELLER AND SHALL NOT CONSTITUTE A PENALTY OR A FORFEITURE.

Purchaser's Initials	Seller's Initials

        (b)    Seller Default.    If Seller shall refuse or fail to convey Seller's Percentage as herein provided for any reason other than (i) a default by Purchaser beyond the expiration of the applicable cure period, if any, or the Closing Date, or (ii) any other provision of this Agreement which permits Seller to terminate this Agreement or otherwise relieves Seller of the obligation to convey Seller's Percentage, Purchaser may, as its sole remedy, either (x) terminate this Agreement and receive a refund of the Deposit or (y) pursue a suit for specific performance; provided, however, if Purchaser is unsuccessful in its suit for specific performance but Seller is adjudicated in default of its obligations hereunder, it shall nevertheless be entitled to the remedies provided in clause (ii)(x) above.

        Section 15.    Amendment, Modification and Waiver.    No amendment, supplement, modification, waiver or termination of this Agreement or any provisions hereof shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        Section 16.    Notices.    Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered, transmitted by facsimile (with electronic confirmation of receipt) or one (1) business day after pickup by Emery Air Freight, Airborne, Federal Express, or similar overnight express service, in either case addressed to the parties at their respective addresses referenced below:

If to Seller:	USAA Real Estate Company 9830 Colonnade Boulevard, Suite 600 San Antonio, Texas 78230 Attention: Elizabeth Hamilton/Susan Swank Telephone: (210) 498-2994 Fax: (210) 691-3324
with copies to:	USAA Real Estate Company 9830 Colonnade Boulevard, Suite 600 San Antonio, Texas 78230 Attention: Susan Wallace Telephone: (210) 498-3222 Fax: (210) 691-3259
If to Purchaser:	Griffin Land & Nurseries, Inc. 204 West Newberry Road Bloomfield, CT 06002 Attention: Thomas M. Lescalleet Telephone: (860) 286-7600 Fax: (860) 286-7653
with copies to:	Murtha Cullina LLP CityPlace I, 185 Asylum Street Hartford, Connecticut 06103-3469 Attention: Thomas M. Daniells Telephone: (860) 240-6078 Fax: (860) 240-6150

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Telephone numbers are for informational purposes only. Effective notice will be deemed given only as provided above.

        Section 17.    Miscellaneous.

        (a)    Entire Agreement.    This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

        (b)    Severability.    If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

        (c)    Applicable Law.    This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut.

        (d)    Assignability.    Neither party may assign this Agreement without first obtaining the other party's written consent, except that Purchaser may assign this Agreement to any entity wholly owned, directly or indirectly, by Purchaser. Any assignment in contravention of this provision shall be void. No assignment shall release Purchaser herein named from any obligation or liability under this Agreement. Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.

        (e)    Successors Bound; Survival.    This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns. The provisions of this Agreement shall survive the Closing.

        (f)    Waivers, Etc.    Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

        (g)    Captions.    The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

        (h)    Attorneys' Fees.    In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

        (i)    Time of Essence.    Time is of the essence in this Agreement.

        (j)    Counterparts.    This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

        (k)    Recordation.    Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

        (l)    Proper Execution.    The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and the Deposit shall have been received by the Title Company and a counterpart of this Agreement shall have been delivered to Purchaser.

        IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.

Signed, Sealed and Delivered in the Presence of:	SELLER: USAA REAL ESTATE COMPANY
/s/ ELIZABETH HAMILTON Name: Elizabeth Hamilton	By:	/s/ SUSAN WALLACE Name: Susan Wallace Title: Vice President
/s/ TONI M. FISHER Name: Toni M. Fisher		Hereunto Duly Authorized
PURCHASER: GRIFFIN LAND & NURSERIES, INC.
/s/ THOMAS M. DANIELLS Name: Thomas M. Daniells	By:	/s/ THOMAS M. LESCALLEET Name: Thomas M. Lescalleet Title: Senior Vice President
/s/ EILEEN M. MCCARTHY Name: Eileen M. McCarthy		Hereunto Duly Authorized

        An original, fully executed copy of this Agreement has been received by the Title Company's agent this 6th day of December, 2002, and by execution hereof the Title Company's agent hereby covenants and agrees to be bound by the terms of this Agreement. Receipt of the $1,000,000.00 Deposit is also confirmed.

COMMONWEALTH LAND TITLE COMPANY
By:	/s/ PATRICIA A. REJMAN Name: Patricia A. Rejman Title: Vice President

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  Exhibit 10.23